NORAM ENERGY CORP. AND SUBSIDIARIES
                                     (Unaudited)
                    (millions of dollars except per share amounts)



                                          Fourth Quarter       Year-to-Date
                                          1995     1994       1995     1994
OPERATING INCOME (LOSS) BY BUSINESS UNIT
  Distribution                          $   76.0 $   57.1   $  178.0 $  162.1
  Trading & Transportation                  35.6     27.0      116.6    108.1
  Other                                     (2.4)      -        (7.3)    (5.3)
     Total Operating Income                109.2     84.1      287.3    264.9

Interest Expense, Net                       39.7     42.4      157.9    169.4
Other Expense                                2.7      3.9        8.4      9.8
Income From Continuing Operations Before    66.8     37.8      121.0     85.7
  Income Taxes
Provision for Income Taxes                  31.9     14.0       55.4     34.4
Income From Continuing Operations           34.9     23.8       65.6     51.3
Discontinued Operations, Less Taxes (1)      -       (2.1)       -       (2.1)
Extraordinary Item, Less Taxes (2)           -       (0.6)      (0.1)    (1.1)
     Net Income                             34.9     21.1       65.5     48.1
Preferred Dividend Requirement               1.9      1.9        7.8      7.8
Balance Available to Common Stock       $   33.0 $   19.2   $   57.7 $   40.3

Per Share Data:
  Continuing Operations                 $   0.26 $   0.18   $   0.47 $   0.36
  Discontinued Operations, Less Taxes        -      (0.02)       -      (0.02)
  Extraordinary Item, Less Taxes             -       0.00       0.00    (0.01)
Earnings Per Common Share               $   0.26 $   0.16   $   0.47 $   0.33

Average Common Shares
  Outstanding (in thousands)             124,654  122,492    123,868  122,424


(1) Principally settlement of litigation related to University Savings Association brought against the Company by the Resolution Trust Corporation.

(2)   Loss on reacquisition of debt.


Schedule of Debt:                            December 31           December 31
                                                1995                  1994
  Short-Term (including current maturities) $    128.8            $    274.6
  Long-Term                                    1,474.9               1,414.4

    Total                                   $  1,603.7            $  1,689.0
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